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                                                                       Exhibit 5


                       PORTER, WRIGHT, MORRIS & ARTHUR LLP
                                41 S. High Street
                              Columbus, Ohio 43215
                            Telephone: (614) 227-2000
                            Facsimile: (614) 227-2100

                                 July 10, 2000

CheckFree Holdings Corporation
4411 East Jones Bridge Road
Norcross, Georgia  30092

Gentlemen:

         With respect to the Registration Statement on Form S-4 (the "Registration Statement") being filed by CheckFree Holdings Corporation (the "Company") under the Securities Act of 1933, as amended, relating to the registration of 17,000,000 shares of the Company's common stock, $.01 par value (the "Shares"), to be issued in connection with the proposed mergers (the "Mergers") and the entering into related commercial agreements as follows:

     - Chopper Merger Corporation, a Delaware corporation and wholly owned subsidiary of the Company, will merge with and into Citi TransPoint Holdings Inc., a Delaware corporation and wholly owned subsidiary of Citibank, N.A.,

     - TransPoint Acquisition Corporation, a Washington corporation and wholly owned subsidiary of the Company, will merge with and into H&B Finance, Inc., a Washington corporation and wholly owned subsidiary of Microsoft Corporation,

     - Tank Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of the Company, will merge with and into FDC International Partner, Inc., a Delaware corporation and wholly owned subsidiary of First Data Corporation,

     - the Company will enter into a Commercial Alliance Agreement with Microsoft Corporation, and

     - the Company will enter into a Marketing Agreement with First Data Corporation.


 In connection with these transactions, we advise you as follows:

         We are counsel for the Company and have participated in the preparation of the Registration Statement. We have reviewed the Amended and Restated Agreement and Plan of Merger, dated as of July 7, 2000, among the Company, Chopper, Holdings, Microsoft Corporation, First Data Corporation, Citibank, N.A., MS II, LLC, First Data, L.L.C., H & B Finance, Inc., FDC International Partner, Inc., MSFDC International, Inc., and Citicorp Electronic Commerce, Inc. (the "Merger Agreement"), the Company's Certificate of Incorporation, as amended to date, the corporate action taken to date in connection with the Registration Statement and the issuance and sale of the Shares, and such other documents and authorities as we deem relevant for the purpose of this opinion.

         Based upon the foregoing, we are of the opinion that:

         (a) upon the proper approval of the issuance of the Shares by the Company's stockholders;

         (b) upon compliance with the Securities Act of 1933, as amended, and with the securities or "blue sky" laws of the states in which the Shares are to be offered for sale;

         (c) upon the "Effective Time," as defined in the Merger Agreement;

the Shares, when issued and delivered as provided in the Merger Agreement in accordance with the resolutions heretofore adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement.


                                   Very truly yours,

                                   /s/ Porter, Wright, Morris & Arthur LLP

                                   PORTER, WRIGHT, MORRIS & ARTHUR LLP